Exhibit 99.3

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

HMS 1 INC.,

a direct wholly owned subsidiary of

EXPEDIA, INC.

to exchange each outstanding share of common stock of

HOMEAWAY, INC.

for

$10.15 in cash

and

0.2065 of a share of common stock of Expedia, Inc.

(subject to the terms and conditions described in the prospectus/offer to exchange and the letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, AT THE END OF DECEMBER 14, 2015, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

November 16, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by HMS 1 Inc. (the “Offeror”), a direct wholly owned subsidiary of Expedia, Inc. (“Expedia”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange for each issued and outstanding share of common stock of HomeAway, Inc. (“HomeAway”):

•	$10.15 in cash; and

•	0.2065 of a share of common stock of Expedia, plus cash in lieu of any fractional shares;

in each case, without interest and less any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and this letter of transmittal, together with any amendments or supplements thereto, the “offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, AT THE END OF DECEMBER 14, 2015, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the expiration date.

For your information and for forwarding to your clients for whose accounts you hold shares of HomeAway common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the prospectus/offer to exchange;

2. the related letter of transmittal for your use in accepting the offer and tendering shares of HomeAway common stock and for the information of your clients; and

3. a printed form of letter which may be sent to your clients for whose accounts you hold shares of HomeAway common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

Neither Expedia nor the Offeror will pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Computershare, as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “The Offer—Fees and Expenses,” for soliciting tenders of share of common stock of HomeAway pursuant to the offer. Upon request, Expedia will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF EXPEDIA, OFFEROR, HOMEAWAY, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.